UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Motorola, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2007

Dear Fellow Stockholder:

Carl Icahn wrote to you explaining why he wants to join Motorola’s Board of Directors. We agree with his assertion that stockholders must have a strong voice on corporate boards. In fact, we have been listening to Carl Icahn’s views since his recent investment in Motorola in late January.

We also believe all of our stockholders are served best by a board made up of directors with deep experience and interest in our technology, our customers and our products – in addition to financial, regulatory and marketing expertise. Your Board’s nominees for election make contributions to our business in very specific ways and with a view to both the near-term and long-term prospects of the business. For example, our nominees include the former CEOs of telecom operators Deutsche Telekom and AT&T, as well as former and current leaders of major corporations and academic institutions who contribute a deep understanding of technological innovation and marketing and insight into our customers. Your Board evaluated Carl Icahn’s nomination, taking into consideration his competing obligations as an investor, owner and director in many corporations and his experience as an investor in industries other than our industry, and did not judge his qualifications to be additive to the strength of the Board.

Your Board regularly looks to add independent directors who have relevant experience and can provide valuable insight and perspective to supplement the Board’s existing expertise. We welcome suggestions from all of our stockholders, including Carl Icahn, as to potential independent candidates for the Board who would add to the Board’s strength, and we stand ready to consider qualified candidates suggested by Carl Icahn. We do, however, take seriously our obligation to nominate the very best candidates available, and will not “simply add” Carl Icahn to the Board to avoid a proxy fight.

Your Board’s nominees are actively engaged and keenly aware of their duties to stockholders. Along with management, they continuously review strategies for improving stockholder value and have been proactive in implementing changes where those changes would advance that objective. Each one of your directors has the “business judgment and experience” which Carl Icahn says are “the critical traits” for any Motorola director. In addition, however, they each have extensive knowledge of, and a long-term interest in, our business.

By electing these nominees, each one of you as stockholders will have many strong voices on the Board.

Your Board is unanimous in its opposition to Carl Icahn’s nomination and requests that you discard Carl Icahn’s gold proxy card and return the Board’s WHITE proxy card today.

This year’s Annual Meeting of Stockholders will be held on Monday, May 7. Each stockholder’s vote is important to us, so please be sure to review Motorola’s proxy statement and complete, sign, date and return your WHITE proxy card today.

Edward J. Zander	Samuel C. Scott III
Chairman of the Board and Chief Executive Officer	Lead Director
Motorola, Inc.	Motorola, Inc.

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Vote the WHITE Proxy Card.

Instructions for voting your shares by telephone, Internet or mail are enclosed, along with your WHITE proxy card and postage-paid return envelope.

If you’ve already signed and returned Carl Icahn’s gold proxy card, you can revoke that vote and cast a new vote by completing, signing, dating and returning the enclosed WHITE proxy card today.

If your shares of Motorola Common Stock are held for you by a broker or bank, only your broker or banker can vote your shares and only after receiving your specific instructions. In that case, you are asked to complete, sign, date and return the enclosed WHITE voting instruction form today.

If you need assistance in voting your shares by telephone, Internet or mail, please call D. F. King & Co., Inc., which is assisting Motorola, toll-free at 1-800- 488-8095.

___________________________________________________________________________________________________________________________________________

In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement (the “Proxy Statement”). The Proxy Statement contains important information about Motorola and the 2007 annual stockholders meeting. Motorola’s stockholders are urged to read the Proxy Statement carefully. Please note that on April 1, 2007, Mr. Tom Meredith, who was independent, took on the additional role of acting Chief Financial Officer, reducing the number of independent directors on the Board to nine. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Motorola through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com; The Proxy Statement is also available on Motorola’s website at http://www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. by phone toll-free at 1-800-488-8095.